Exhibit 99.1

Brigham Exploration Announces Discoveries and Provides Operational Update

          AUSTIN, Texas, June 30 /PRNewswire-FirstCall/ -- Brigham Exploration Company (Nasdaq: BEXP) today announced several discoveries, including a successful 100% working interest Triple Crown Field development well, and provided an operational update.

          ONSHORE GULF COAST VICKSBURG TREND

          Triple Crown and Home Run Field Development Well Completions -- Brigham successfully drilled and completed its 100% working interest Dawson #2 well to sales at an initial rate of approximately 5.0 Mmcf of natural gas and 70 barrels of oil (5.4 Mmcfe) per day, or approximately 4.1 Mmcfed net to Brigham’s 76% revenue interest.  At 100% of payout of all drilling and completion costs, Brigham’s working interest reverts to 84%, and at 200% it reverts to 68%.  The Dawson #2 was drilled to a total depth of 11,800 feet, encountering approximately 96 feet of apparent net pay in the Upper Vicksburg. The lower 70 feet of apparent net pay was perforated, fracture stimulated and completed to sales, and another 26 feet of apparent Upper Vicksburg pay remains behind pipe for future completion and commingling.

          In its Home Run Field, Brigham is still completing its 100% working interest Sullivan C-29 in the lowermost 23 feet of apparent net pay in the Vicksburg “8” formation. The Sullivan C-29 encountered approximately 102 feet of apparent net pay in the Vicksburg “6”, “7” and “8” formations.  Two recent fracture stimulations of the Vicksburg “8” have been unsuccessful, and the zone is currently flowing back oil and fracture stimulation fluids at low but increasing rates.  The company is evaluating whether to restimulate the Vicksburg “8” interval, prior to moving up the hole to complete the well in the various shallower apparent pay intervals.

          Bud Brigham, the Chairman, President and CEO stated, “As we began the year we had anticipated retaining a 42% working interest in the Dawson #2, so we were very pleased to have the opportunity to retain a 100% working interest. The well encountered the good pay intervals in the Upper Vicksburg as we anticipated, but also found 26 feet of apparently very high quality pay just above these zones for future completion.  We hope to find this surprise zone in subsequent development wells.  Given our 100% working interest and the quality pay encountered, we expect this well to generate a positive addition to our Triple Crown Field reserves.  Given this success, we now expect to drill both of our previously planned 2nd half 2005 Vicksburg development wells in our Triple Crown North joint venture.  These wells will target both the Upper and Lower Vicksburg offsetting our successful Dawson #2 and Sullivan C-30 wells.”

          Bud Brigham further stated, “We’ve been surprised by the lack of strong production to date from the deeper, and based on wireline logs, extremely high quality Vicksburg ‘8’ interval in the Sullivan C-29.  The zone is either of poorer quality than indicated by the wireline logs, or we may have a near well bore emulsion barrier which is limiting the hydrocarbon deliverability.  It is likely we will make one additional attempt to break down the potential emulsion prior to coming up to the shallower pay intervals.  Given the 79 feet of apparent net pay we encountered in the Vicksburg ‘6’ and ‘7’ of the Sullivan C-29, we expect it the well to positively impact third quarter production volumes.”

          ONSHORE GULF COAST FRIO TREND

          Completion of Appling Deep Field Development Well -- The Appling #1 encountered approximately 50 feet of apparent net pay in the Middle and Upper Frio approximately 85 feet high to the Sartwelle #3 discovery well.  The Appling #1 was drilled to a total depth of 13,675 feet in the Middle Frio. Recent attempts to complete the well in the lowest 23 feet of apparent net pay were unsuccessful.  Brigham plans to test apparent pay intervals at depths of 10,150 to 10,200 feet in the next several weeks.  Brigham operates the Appling Deep Field drilling with a 75% working interest, with Royale Energy, Inc. (Nasdaq: ROYL) retaining a 25% interest.  Results for the completion attempt are expected by late July.

          As previously announced, Brigham’s attempts at completing the Sartwelle #3 as a significant producer have been unsuccessful.  The insertion of a tubing string did not materially impact the production rate, and the well is currently producing approximately 45 Mcfe per day.  Depending in part on the results with the Appling #1, Brigham may elect at a future date to sidetrack the Sartwelle #3.

          Bayou Bengal B #13 High Potential Lower Frio Test -- Brigham is currently drilling the Bayou Bengal B #13 at a depth of approximately 9,410 feet. Brigham operates the well with a 75% working interest, with Royale Energy, Inc. retaining a 25% interest.  The Bayou Bengal B #13 has encountered significant drilling shows in the basal Upper Frio at depths of between 8,750 and our current depth of approximately 9,410 feet.  Brigham is currently preparing to set intermediate casing and plans to drill below casing to target deeper potential pay intervals in the Lower Frio at an estimated total depth of 14,000 feet.  Brigham estimates the gross unrisked reserve potential of this approximately 900-acre fault block at 55 Bcfe.  Results are expected by early to mid August.

          State Tract 254 #1 High Potential Lower Frio Test -- Brigham is currently running intermediate casing in the State Tract 254 #1 at a depth of approximately 9,840 feet.  Brigham operates the well with a 75% working interest, with Royale Energy, Inc. retaining a 25% interest.  Like the Bayou Bengal B #13, the State Tract 254 #1 encountered significant drilling shows and gas entry into the borehole.  The company plans to set intermediate casing below the already encountered basal Upper Frio show intervals, prior to drilling to the targeted Lower Frio primary objective at a depth of approximately 15,200 feet.   The State Tract 254 #1 offsets a 15,000 foot well drilled on the same fault block in 1984, where an attempted completion in the Lower Frio produced natural gas prior to an apparent casing collapse.  Brigham estimates the gross unrisked reserve potential of the approximately 700-acre structure at 57 Bcfe.  Results are expected in August.

          Bayou Bengal Bay Shallow Frio Completions -- Brigham operates all of the wells in its Bayou Bengal project with a 75% working interest, with Royale Energy, Inc. as a project participant with a 25% interest.  As previously announced, the State Tract 257 #1, Brigham’s first completion in its Bayou Bengal Bay Shallow Frio development program, commenced production at an initial rate of approximately 1.0 Mmcf of natural gas and 50 barrels of oil (1.3 Mmcfe) per day, with an additional 35 feet of potential shallower pay remaining behind pipe. Brigham subsequently drilled the State Tract 240 #1 to a depth of 10,732 feet, which encountered approximately 60 feet of apparent net pay.  Completion operations in the lower 37 feet of potential pay have been unsuccessful, and Brigham is currently attempting to complete the shallowest 23 feet of apparent net pay.  Brigham also set pipe on the recently drilled State Tract 259 #1, which was drilled to a total depth of approximately 10,297 feet.  Although the well encountered 56 feet of potential pay, completion attempts have not been successful and the well will be temporarily abandoned.

          Completion of Wyse #1 Bouldin Lake Lower Frio Field Discovery -- As previously announced, Brigham production tested its Wyse #1 discovery at an initial rate of approximately 3.8 Mmcf of natural gas and 480 barrels of oil (6.7 Mmcfe) per day.  Brigham operated the Wyse #1 with a 50% working interest, with Penn Virginia (NYSE: PVA) retaining a 50% working interest. Brigham had expected the Wyse #1 to materially impact its second quarter production volumes, however, the pipeline hook up was delayed such that Brigham now expects the well to begin producing to sales during July.  The Wyse #1 is currently completed in approximately 42 feet of Lower Frio pay at approximately 13,850 feet, with an additional 90 feet of potential pay remaining behind pipe. Brigham expects to commence the first offset by early August, and with success, up to four total wells could be drilled to fully develop the field.

          Bud Brigham, the Chairman, President and CEO stated, “We continue to be frustrated by the lack of strong sustained production from the Sartwelle #3, so we’re obviously looking for some encouragement with our Appling #1 completion currently underway.  It appears that our shallow Frio development program could disappoint us, where we had about 5.6 Bcfe of reserves booked at year-end 2004.  On the other hand, our Wyse is finally about to begin producing to sales, and we will be commencing its first offset in early August.  Importantly, we are very encouraged by the strong shallow shows in our two high potential Frio tests.  We believe that these shallow intervals in these two wells are on the same large four-way structure with approximately 500 acres of closure, and that they could set up several potential development wells.  We always view finding shallower pay as a positive for the deeper potential, although we expect the two wells to test two different high reserve potential fault blocks in the Lower Frio.”

          ANADARKO HUNTON TREND

          High Potential 100% Working Interest Mills Ranch Field Well -- Brigham recently sidetracked the Mills Ranch #2-98 at a depth of 21,456 feet after sticking drill pipe following a gas kick in the second show interval encountered in the well. After sidetracking and drilling 1,044 feet through the first show interval encountered in the original borehole, Brigham successfully cemented casing over the potential pay interval.  The company subsequently resumed drilling, but did not encounter the second show interval in the sidetrack borehole.  The Mills Ranch #2-98 is currently drilling at a depth of roughly 23,900 feet, and appears to be on track to reach its projected total depth of approximately 25,300 feet in the Arbuckle formation.

          Bud Brigham stated, “Although we’re never certain until we’ve achieved sustained production to sales, we are very excited to have what we believe is a significant pay interval currently behind pipe in the Mills Ranch #2-98.  We believe that we are currently close to our original prognosis, and provided the drilling goes well we should be drilling into the higher risk, but high reserve potential Arbuckle formation in the next several weeks.”

          ANADARKO BASIN GRANITE WASH TREND

          Hemphill County, Texas Granite Wash Discovery -- Brigham recently completed the Hobart 59-1 at an initial rate of 4.0 Mmcf of natural gas and 61 barrels of oil (4.4 Mmcfe) per day.  Brigham retains a 99% working interest in the Hobart 59-1, which was drilled to a depth of 11,450 feet.  The Hobart 59-1 is a northeast offset to the recently completed Hobart 60-2, which commenced production in January 2005 at an initial rate of 3.5 Mmcfe per day. In addition, Brigham is currently completing the Hobart 60-3, a southwest offset to the Hobart 60-2.  Brigham initially completed the Hobart 60-3 from deeper intervals not tested in the prior wells, which came on line at an initial rate of 1.5 Mmcf of natural gas per day.  The upper and historically more prolific portions of the Granite Wash in the Hobart 60-3 will be stimulated and commingled by mid-July.  Brigham retained a 98% working interest in the Hobart 60-3, which was drilled to a total depth of 12,800 feet.

          2005 OPERATIONAL STATISTICS

          Brigham has spud 19 wells thus far in 2005, retaining an average working interest of approximately 57%.  Fifteen of these wells have been or are currently being completed and the remaining four 2005 wells are currently drilling.  In addition, one 2004 well is still drilling, the Mills Ranch #2-98. Brigham’s gross and net completion rate thus far in 2005 is 100%. Brigham expects to commence nine additional wells by the end of the third quarter of 2005.

          About Brigham Exploration

          Brigham Exploration Company is a leading independent exploration and production company that applies 3-D seismic imaging and other advanced technologies to systematically explore and develop onshore domestic natural gas and oil provinces. For more information about Brigham Exploration, please visit our website at www.bexp3d.com or contact Investor Relations at 512-427-3444.

          Forward Looking Statement Disclosure

          Except for the historical information contained herein, the matters discussed in this news release are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based upon current expectations. Important factors that could cause actual results to differ materially from those in the forward looking statements include risks inherent in exploratory drilling activities, the timing and extent of changes in commodity prices, unforeseen engineering and mechanical or technological difficulties in drilling wells, availability of drilling rigs, land issues, federal and state regulatory developments and other risks more fully described in the company’s filings with the Securities and Exchange Commission. All forward looking statements contained in this release, including any forecasts and estimates, are based on management’s outlook only as of the date of this release, and we undertake no obligation to update or revise these forward looking statements, whether as a result of subsequent developments or otherwise.

          Contact:  Gene Shepherd, CFO
                          (512) 427-3300

SOURCE  Brigham Exploration Company
          -0-                                        06/30/2005
          /CONTACT:  Gene Shepherd, CFO of Brigham Exploration Company, +1-512-427-3300/
          /Web site:  http://www.bexp3d.com /